UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 10) *

Home Bancorp, Inc. (HBCP)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

43689E107
(CUSIP Number)

12/31/2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	43689E107	Page 2 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	338,027 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	338,027 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		338,027 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.15%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No.	43689E107	Page 3 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	15,023 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	15,023 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		15,023 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.18%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No.	43689E107	Page 4 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	788,106 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	378,719 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		788,106 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.67%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member and 231,533 shares common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares common stock of the Issuer held by Bridge Equities XIV, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 25,669 shares common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member, and 25,669 shares common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	43689E107	Page 5 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER	6,462 (1)
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	788,106 (2)
EACH REPORTING	7	SOLE DISPOSITIVE POWER	6,462 (1)
PERSON WITH:	8	SHARED DISPOSITIVE POWER	378,719 (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		794,568 (4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.75%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 6,462 shares of common stock of the Issuer held directly by Martin Friedman, Co-Founder and Managing Member of FJ Capital Management LLC.
(2)	Consists of 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, and 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC is the managing member and 231,533 shares common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares common stock of the Issuer held by Bridge Equities XIV, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 25,669 shares common stock of the Issuer held by a managed account that FJ Capital Management manages. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(3)	Consists of 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC of which FJ Capital Management LLC and 25,669 shares common stock of the Issuer held by a managed account that FJ Capital Management manages, of which FJ Capital Management LLC is the managing member; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	43689E107	Page 7 of 24
(4)	Consists of (a) 6,462 shares of common stock of the Issuer held directly by Martin Friedman, the managing member of FJ Capital Management LLC. (b) 338,027 shares of common stock of the Issuer held by Financial Opportunity Fund LLC, 15,023 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, and 25,669 shares common stock of the Issuer held by a managed account that FJ Capital Management manages, of which FJ Capital Management LLC is the managing member and (c) 231,533 shares common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares common stock of the Issuer held by Bridge Equities XIV, LLC of which FJ Capital Management LLC is the sub-investment advisor. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares in (b) and (c) but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No.	43689E107	Page 7 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	231,533 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	231,533 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		231,533 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.84%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 231,533 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No.	43689E107	Page 8 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	41,276 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	41,276 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		41,276 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.51%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 41,276 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No.	43689E107	Page 9 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	33,032 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	33,032 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		33,032 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.41%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 33,032 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No.	43689E107	Page 10 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	20,627(1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	20,627(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		20,627(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.25%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 20,627 shares of common stock of the Issuer held by Bridge Equities X, LLC.

CUSIP No.	43689E107	Page 11 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XIV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	82,919 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	82,919 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		82,919 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.02%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 82,919 shares of common stock of the Issuer held by Bridge Equities XIV, LLC.

CUSIP No.	43689E107	Page 12 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	409,387 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	409,387 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		409,387 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.02%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 231,533 shares of common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of the reported shares.

CUSIP No.	43689E107	Page 13 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	409,387 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	409,387 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		409,387 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.02%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 231,533 shares of common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of the reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	43689E107	Page 14 of 24

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		White Oak Enterprises, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	409,387 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH:	8	SHARED DISPOSITIVE POWER	409,387 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		409,387 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.02%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 231,533 shares of common stock of the Issuer held by Bridge Equities III, LLC, 41,276 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 33,032 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 20,627 shares of common stock of the Issuer held by Bridge Equities X, LLC, and 82,919 shares of common stock of the Issuer held by Bridge Equities XIV, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. White Oak Enterprises, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of the reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No.	43689E107	Page 15 of 24

Item 1(a).	Name of Issuer:

Home Bancorp (HBCP)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

503 Kaliste Saloom Road
Lafayette, LA 70508

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

FJ Capital Management LLC

Martin Friedman

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XIV, LLC

SunBridge Manager, LLC

SunBridge Holdings, LLC

White Oak Enterprises, Inc.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

FJ Capital Management, LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Financial Opportunity Long/Short Fund LLC

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Martin S. Friedman

7901 Jones Branch Drive, Suite 210

McLean, VA 22102

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No.	43689E107	Page 16 of 24

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XIV, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

White Oak Enterprises, Inc.

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XIV, LLC and FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies

Martin Friedman – United States citizen

White Oak Enterprises, Inc. – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

43689E107

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

CUSIP No.	43689E107	Page 17 of 24

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

FJ Capital Management LLC – 788,106 shares

Financial Opportunity Fund LLC – 338,027 shares

Financial Opportunity Long/Short Fund LLC – 15,023 shares

Martin S. Friedman – 794,568 shares

Bridge Equities III, LLC – 231,533 shares

Bridge Equities VIII, LLC – 41,276 shares

Bridge Equities IX, LLC – 33,032 shares

Bridge Equities X, LLC – 20,627 shares

Bridge Equities XIV, LLC – 82,919 shares

SunBridge Manager, LLC – 409,387 shares

SunBridge Holdings, LLC - 409,387 shares

White Oak Enterprises, Inc. – 409,387 shares

(b)	Percent of class:

FJ Capital Management LLC – 9.67%

Financial Opportunity Fund LLC – 4.15%

Financial Opportunity Long/Short Fund LLC – 0.18%

Martin S. Friedman – 9.75%

Bridge Equities III, LLC – 2.84%

Bridge Equities VIII, LLC – 0.51%

Bridge Equities IX, LLC – 0.41%

Bridge Equities X, LLC – 0.25%

Bridge Equities XIV, LLC – 1.02%

SunBridge Manager, LLC – 5.02%

SunBridge Holdings, LLC – 5.02%

White Oak Enterprises, Inc. – 5.02%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

Martin Friedman - 6,462 shares

CUSIP No.	43689E107	Page 18 of 24

(ii)	Shared power to vote or to direct the vote

FJ Capital Management LLC – 788,106 shares

Financial Opportunity Fund LLC – 338,027 shares

Financial Opportunity Long/Short Fund LLC – 15,023 shares

Martin S. Friedman – 788,106 shares

Bridge Equities III, LLC – 231,533 shares

Bridge Equities VIII, LLC – 41,276 shares

Bridge Equities IX, LLC – 33,032 shares

Bridge Equities X, LLC – 20,627 shares

Bridge Equities XIV, LLC – 82,919 shares

SunBridge Manager, LLC – 409,387 shares

SunBridge Holdings, LLC - 409,387 shares

White Oak Enterprises, Inc. – 409,387 shares

(iii)	Sole power to dispose or to direct the disposition of

Martin Friedman - 6,462 shares

(iv)	Shared power to dispose or to direct the disposition of

FJ Capital Management LLC – 378,719 shares

Financial Opportunity Fund LLC – 338,027 shares

Financial Opportunity Long/Short Fund LLC – 15,023 shares

Martin S. Friedman – 378,719 shares

Bridge Equities III, LLC – 231,533 shares

Bridge Equities VIII, LLC – 41,276 shares

Bridge Equities IX, LLC – 33,032 shares

Bridge Equities X, LLC – 20,627 shares

Bridge Equities XIV, LLC – 82,919 shares

SunBridge Manager, LLC – 409,387 shares

SunBridge Holdings, LLC - 409,387 shares

White Oak Enterprises, Inc. – 409,387 shares

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

CUSIP No.	43689E107	Page 19 of 24

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No.	43689E107	Page 20 of 24

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 1/10/2024

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

CUSIP No.	43689E107	Page 21 of 24

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

Bridge Equities Xiv, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

CUSIP No.	43689E107	Page 22 of 24

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SunBridge Holdings, LLC

By: White Oak Enterprises, Inc., its Manager

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

White oak Enterprises, inc.

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

CUSIP No.	43689E107	Page 23 of 24

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock Home Bancorp, Inc. (HBCP) shall be filed on behalf of the undersigned.

FINANCIAL OPPORTUNITY FUND LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FINANCIAL OPPORTUNITY LONG/SHORT FUND LLC

By: FJ Capital Management, LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

FJ Capital Management LLC

By:     /s/ Martin Friedman

Name: Martin Friedman

Title: Managing Member

/s/ Martin Friedman

MARTIN FRIEDMAN

BRIDGE EQUITIES III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

BRIDGE EQUITIES VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

BRIDGE EQUITIES IX LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

BRIDGE EQUITIES X LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

BRIDGE EQUITIES XIV LLC

By: SunBridge Manager, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

CUSIP No.	43689E107	Page 24 of 24

SUNBRIDGE MANAGER, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

SUNBRIDGE HOLDINGS, LLC

By: White Oak Enterprises, Inc., its Manager

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President

WHITE OAK ENTERPRISES, INC.

By:     /s/ David J. Korotkin

Name: David J. Korotkin

Title: Vice President